                                                               EXHIBIT 10.16


                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") made effective as of August 6, 2002 by and between PSYCHIATRIC SOLUTIONS, INC., a Delaware corporation (the "Company") (f/k/a PMR Corporation), and JOEY JACOBS (the "Executive").

         WHEREAS, the Company's subsidiary, Psychiatric Solutions Hospitals, Inc. (f/k/a Psychiatric Solutions, Inc.) and the Executive are parties to that certain Amended and Restated Employment Agreement dated January 1, 2002 (the "Prior Agreement"); and

         WHEREAS, the Company and the Executive now intend to amend certain terms of the Prior Agreement and to restate all other terms contained in the Prior Agreement, confirming the Executive's employment by the Company.

         In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    SECTION I
                                   EMPLOYMENT

         The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III.A. below upon the terms and conditions provided in the Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

         During the Period of Employment, the Executive agrees to serve as President and Chief Executive Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company.

                                   SECTION III
                                TERMS AND DUTIES

         A.       Period of Employment.

         The period of Executive's employment under this Agreement will commence as of August 6, 2002, and shall continue through December 31, 2003, subject to extension or termination as provided in this Agreement ("Period of Employment"). At the end of the Period of Employment, the period of Executive's employment shall be extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance of the expiration of the then current period of employment of such party's intent not to extend the Period of Employment.

         B.       Duties.

                  During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors.

                                   SECTION IV
                            COMPENSATION AND BENEFITS

         A.       Compensation.

         For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

                  1.       Base Salary.

         The Company shall pay the Executive an annual base salary ("Base Salary") of Three Hundred Twenty-Five Thousand Dollars ($325,000).

         Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The base salary shall be reviewed each fiscal period and shall be subject to adjustment according to the policies and practices adopted by the Company from time to time.

         B.       Annual Incentive Award.

         The Executive shall be eligible for annual cash incentive compensation awards tied to objective criteria as previously established by the Board of Directors and set forth on Exhibit "A" ("Bonus").

         C.       Additional Benefits.

         The Executive will be eligible to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, Restricted Stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. The Executive will be entitled to an annual paid vacation of four (4) weeks.

                                    SECTION V
                                BUSINESS EXPENSES

         The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

                                   SECTION VI
                                   DISABILITY

         A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as Executive's long-term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, normal compensation will cease, except for earned but unpaid Base Salary and Incentive Compensation Awards which would be payable on a pro-rated basis for the year in which the disability occurred. In the event of, and upon such termination, (i) all then unvested stock options that otherwise would vest during the immediately succeeding eighteen (18) month period shall vest immediately, and (ii) stock held by Executive then subject to the Repurchase Option (as defined in the Stock Restriction Agreement between the Company's subsidiary, Psychiatric Solutions Hospitals, Inc. (f/k/a Psychiatric Solutions, Inc.) and Executive dated April 11, 1997) shall vest immediately according to the vesting schedules set forth in such Stock Restriction Agreement.

         B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to fulfill information and assistance will end.

         C. The term "disability" will have the same meaning as under any disability insurance provided pursuant to this Agreement or otherwise.

                                   SECTION VII
                                      DEATH

         In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Incentive Compensation Awards which will be paid on a prorated basis for that year. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement.

                                  SECTION VIII
                       EFFECT OF TERMINATION OF EMPLOYMENT

         A. The Board may at any time upon thirty (30) days prior notice terminate Executive's employment Without Cause (as "Without Cause" is defined below) by giving Executive notice of the effective date of termination. In the event Executive's employment is terminated Without Cause, the Company's sole obligation to Executive shall be to pay Executive in a lump sum a severance payment of 2 times his previous 12 months Compensation, plus any earned but unpaid Base Salary and Incentive Compensation Awards which will be calculated on a prorated basis for that year of termination and shall be paid as an immediate lump sum payment. "Compensation" shall be defined as all base salary and bonuses earned for the immediately previous 12-month period. If the Executive's employment terminates due to either a Without Cause termination or a Constructive Discharge, or pursuant to Section XI, (i) all then unvested stock options that otherwise would vest during the immediate succeeding twenty-four
(24) month period shall vest immediately, and (ii) stock held by Executive then subject to the Repurchase Option (as defined in the Stock Restriction Agreement between the Company and Executive dated April 11, 1997) shall vest immediately according to the vesting schedules set forth in such Stock Restriction Agreement. The Company shall cause any options so vested to remain exercisable for twelve (12) months from the date of termination, subject to the terms and provisions of the Company's stock option plan as to the permissible exercise period for incentive stock options. In addition, upon such termination, Company shall provide Executive with the standard medical and dental COBRA benefits provided to other executives of the Company upon departure from the Company for an eighteen (18) month period.

         B. If the Executive's employment terminates due to a Termination for Cause (as "Termination for Cause" is defined below), earned but unpaid Base Salary and earned but unused vacation will be paid on a pro-rated basis for the year in which the termination occurs. No other payments will be made or benefits provided by the Company.

         C. If the Executive's employment terminates as a result of a Constructive Discharge (as "Constructive Discharge" is defined below) then Executive shall have the right to the payments and benefits set forth in Section VIII A hereinabove.

         D. Upon termination of the Executive's employment, other than for reasons due to death, disability, pursuant to Paragraph A of this Section, pursuant to Paragraph C of this Section, or pursuant to Section XI, the Company's obligation to make payments or provide benefits under this Agreement will cease as of the date of such termination except as expressly defined in this Agreement.

         E. For this Agreement, the following terms have the following meanings:

            1. "Termination for Cause." The Company shall have the right to immediately terminate this Agreement by providing the Executive with written notice of termination, specifying therein the reason for and the date of termination. Termination of this Agreement by the Company shall be deemed a "Termination for Cause" if the reason for such termination is any of the following:

                  A. the Executive (i) willfully and materially breaches any provision of this Agreement, which breach remains uncured for fourteen
         (14) days after written notice from the Company regarding such breach, which notice shall state with reasonable specificity a description of the breach, or (ii) misrepresents or conceals a material fact for the purpose of securing or maintaining employment under this Agreement; or

                  B. the Executive usurps for himself or his affiliates, a business opportunity belonging to and pursued by the Company during the course of his employment hereunder; or

                  C. the Executive engages in conduct (i) involving willful destruction or dishonesty against the Company; or (ii) constituting negligence or willful misconduct in carrying out his duties under this Agreement; or (iii) adversely affecting the reputation, goodwill and prospects of the Company; or (iv) violating the policies of the Company with respect to non-discrimination, sexual harassment, or similar policies affecting workers and the workplace; or (v) resulting in a conviction of or plea of no contest to any crime involving a felony, fraud, embezzlement or the like, habitual insobriety, habitual use of an illegal controlled substance, or misappropriation of the Company's funds; or (vii) breaching the Executive's fiduciary duty or loyalty to the Company.

         2. "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect including any reduction of the Executive's Base Salary or other compensation other than reductions applicable to all senior executives of the Company or failure to appoint or reappoint the Executive to the position specified in Section II hereof, or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking or level, responsibility, importance or scope of the position. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge.

         3. "Without Cause" means termination of the Executive's employment by the Company other than due to death, disability, Termination for Cause, Constructive Discharge, or pursuant to Section XI.

                                   SECTION IX
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

         A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

         B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company.

         C. During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than termination due to a Without Cause Termination, the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the behavioral health business in the same geographic areas the Company does business; and the Executive, without express prior written approval from the Board of Directors, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 1% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

         D. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section IX without being required to prove damages or furnish any bond or other security.

         E. The Executive shall not be bound by the provisions of Section IX in the event of the default by the Company in its obligations under this Agreement which are to be performed upon or after termination of this Agreement.

                                    SECTION X
                           INDEMNIFICATION, LITIGATION

         If the Executive is made a party, or threatened to be made a party, to any lawsuit or proceeding solely as a result or on account of his services under this Agreement, the Company shall indemnify and defend the Executive and hold him harmless against all expenses (including, without limitation, reasonable legal fees and costs), liabilities and losses incurred or suffered by him in connection with or on account of such lawsuit or proceeding, (i) to the fullest extent permitted under the Delaware Corporation Law ("DCL"), as the same now exists or may hereafter be amended (but, in the case of any such amendment, if permissible by the DCL, only to the extent that such amendment permits the Company to provide broader indemnification rights than the DCL permitted the Company to provide prior to such amendment) and (ii) in the same manner, and subject to the same procedures, as is applicable to any members of the Board of Directors of the Company; except that in order to have a right to this indemnification, the Executive shall (i) provide the Company with prompt written notice of any such lawsuit or proceeding (whether pending or threatened); (ii) not settle any pending or threatened lawsuit or proceeding without the prior written consent of the Company; and (iii) execute an undertaking agreement upon mutually satisfactory terms. In addition, the Executive agrees that the Company shall have the right, but not the obligation, to assume and direct the Executive's defense in any action with counsel reasonably satisfactory to Executive.

                                   SECTION XI
                                CHANGE IN CONTROL

         In the event there is a Change in Control of the ownership of the Company and the Executive is terminated within eighteen (18) months after the Change in Control, as a result of such Change in Control (but not as a result of disability, death, Constructive Discharge, Termination for Cause, or Executive resignation), the Company shall pay to the Executive upon such termination an amount equal to 2 times his previous 12 month Compensation paid out over a period of twenty-four (24) monthly installments. "Compensation" shall be defined consistent with the definition in Section XIIIA. The medical and dental benefits set forth in Section XIIIA shall continue for eighteen (18) months from the effective date of the termination resulting from a Change of Control.

         For purposes of this Agreement, a "Change in Control" shall occur on the first date on which either (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) becomes the beneficial owner, directly or indirectly, of securities of Company or representing at least fifty percent (50%) of the combined voting power of Company's then outstanding securities if such person is not at the date of this Agreement a beneficial owner of the Company, or (ii) Company is combined (by merger, share exchange, consolidation or otherwise) with another corporation and as a result of such combination, less than fifty percent (50%) of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of Company, or (iii) Company sells, leases or otherwise transfers all or substantially all of its properties or assets to another person or entity. Notwithstanding anything herein to the contrary, for purposes of this Agreement, any transaction or combination whatsoever with PMR Corporation shall not be deemed to be a Change in Control.

                                   SECTION XII
                                WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XIII
                           EFFECTIVE PRIOR AGREEMENTS

         This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes the Prior Agreement and any other prior employment or severance agreements between the Company and its affiliates, and the Executive.

                                   SECTION XIV
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term "the Company" as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section XIV is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section XI.

                                   SECTION XV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                   SECTION XVI
                           GOVERNING LAW; ARBITRATION

         This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

         Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                  SECTION XVII
                                     NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

                  (a) If to the Company, at 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067, Attention: Chairman, or at such other address as may have been furnished to the Executive by the Company in writing, copy to Mark Manner, Harwell, Howard, Hyne, Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238; or

                  (b) If to the Executive, at 9229 Hunterboro Drive, Brentwood, Tennessee 37027, or such other address as may have been furnished to the Company by the Executive in writing.

                                  SECTION XVIII
                                BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.



                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    COMPANY:

                                    PSYCHIATRIC SOLUTIONS, INC.

                                    By:    /s/ David Heer
                                           ------------------------------------
                                           David Heer, Chair
                                           Compensation Committee


                                    EXECUTIVE:

                                    /s/ Joey Jacobs
                                    ------------------------------------------
                                    JOEY JACOBS

                                   EXHIBIT "A"

                          BONUS FORMULA FOR JOEY JACOBS
               (as approved by Board of Directors February, 2002)

Target                  Bonus                Bonus Payable at Target Intervals*
 Base                 Potential              90%            100%            130%
-------               ---------              ---            ----            ----
Budgeted              0-50% of               0%              25%            50%
EBITDA                Base Salary

*Bonus to be prorated between intervals based on percentage of budgeted EBITDA actually achieved.